SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
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SM&A
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SUPPLEMENT TO PROXY STATEMENT DATED MAY 1, 2006
INDEPENDENT PUBLIC ACCOUNTANTS
     Since the filing of SM&A (the “Company”) May 1, 2006 proxy statement (the “Proxy Statement”) the Company has accepted the resignation of its independent registered public accounting firm, Ernst & Young LLP (“EY”).
     The Board of Directors is therefore withdrawing its recommendation that EY be approved as the Company’s independent auditors for fiscal year 2006, and the item is hereby removed from the agenda for the annual meeting. The Audit Committee of the Board of Directors intends to select new auditors as soon as possible, but is unlikely to have retained an independent accounting firm prior to the annual shareholders meeting scheduled for June 6, 2006.
     Following EY’s resignation, no representative of EY is expected to be present at the annual meeting to discuss the audited financial statements (as restated) for fiscal 2005.
     Exhibit A sets forth the disclosure required by Item 304(a) of Regulation S-K. The Company has filed a Form 8-K with the Securities and Exchange Commission with respect to its acceptance of EY’s resignation.
MATTERS TO BE VOTED ON
     As a result of E&Y’s resignation, the board of directors of the Company (the “Board”) has withdrawn the proposal to ratify E&Y as the Company’s independent auditors for the fiscal year ending December 31, 2006, under Item 4, on page 27 of the Proxy Statement.

SM&A
By:	/s/ Steve D. Handy
Steve D. Handy
Senior Vice President, CFO and Secretary May 24, 2006

EXHIBIT A
On May 18, 2006, SM&A (the “Company”), by vote of its Audit Committee, accepted the resignation of Ernst & Young LLP (“EY”), who had been the independent registered public accounting firm of the Company.
The audit reports of EY on the consolidated financial statements for the Company as of and for the years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope, or accounting principles. As noted below, these financial statements were restated in an Amendment No.1 to Form 10-K/A on May 15, 2006.
During the audits of the Company’s financial statements for the two years ended December 31, 2004 and 2005 and in connection with EY’s review of the subsequent interim period through May 18, 2006, there have been no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreement in connection with its report, except for the following:
•	In March 2006, the Company received a comment letter from the Securities and Exchange Commission staff in connection with the staff’s review of the Company’s Form 10-K for the year ended December 31, 2005 that, among other things, asked the Company to explain the accounting for certain share repurchase transactions. Following receipt of the comment letter, the Company’s management, the Chairman of the Company’s Audit Committee of its Board of Directors, and EY had numerous and lengthy discussions, and disagreed regarding possible errors in accounting for transactions that occurred in 2004 and 2005. The Company believed that these share repurchases were not compensatory and EY supported a contrary opinion. At no time did EY assert that the Company failed to provide its auditors all relevant facts with respect to the transactions during the completion of the audits for fiscal years 2004 and 2005. Rather, the Company’s management and the Chairman of the Audit Committee, after a detailed review of applicable literature and consultation with third party advisors, supported the Company’s original judgment on the accounting treatment and submitted a formal response to the SEC staff affirming the original treatment. EY asserted the judgment was incorrect. Ultimately, the SEC staff orally stated to the Company that the staff believed that the transactions were compensatory and requested that the Company restate its financial statements for the year ended December 31, 2005, and to review and consider whether the Company should restate its financial statements for the year ended December 31, 2004. Subsequently, the Company revised its response to the SEC staff comment letter to indicate the Company had changed its views on the accounting treatment for the transactions, and the Company restated its consolidated financial statements for the years ended December 31, 2005 and 2004 in Amendment No.1 to Form 10-K/A filed on May 15, 2006. EY issued an opinion with respect to the restated financial statements without qualification as stated above.

The Company has authorized EY to respond fully to the inquiries of the Company’s subsequent accountant concerning the subject matter of the disagreement referenced above.

In the registrant’s two most recent fiscal years and in the subsequent interim period through May 18, 2006, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	EY advised the Company that the internal controls necessary to develop reliable financial statements did not exist as of December 31, 2005, because of a material weakness consisting of inadequate levels of review of complex accounting issues, resulting in a restatement of historical financial statements to record additional stock compensation charges.
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